                                                                  EXHIBIT 10(aa)


                                 2 February 2005





                         ------------------------------



                            SHARE TRANSFER AGREEMENT



                         ------------------------------



                                     BETWEEN



                       GROUP 4 SECURITAS HOLDINGS LIMITED



                                    AS SELLER



                                       AND



                                 BRINK'S LIMITED



                                    AS BUYER

                                     Content
                                     -------


1.   DEFINITIONS AND INTERPRETATION............................................4

2.   SALE AND PURCHASE OF SALE SHARES..........................................8

3.   PURCHASE PRICE AND CLAW BACKS FROM THE PURCHASE PRICE.....................9

4.   PRE-COMPLETION ACTIONS...................................................10

5.   COMPLETION AND POST COMPLETION EVENTS....................................11

6.   CONDITIONS PRECEDENT AND OPTION NOT TO PURCHASE..........................16

7.   WARRANTIES AND REPRESENTATIONS OF THE SELLER.............................18

8.   OTHER OBLIGATIONS OF THE SELLER..........................................34

9.   REPRESENTATIONS AND WARRANTIES OF THE BUYER..............................40

10.  INDEMNIFICATION..........................................................42

11.  FLOOR THRESHOLD AND CEILING..............................................45

12.  DURATION OF INDEMNIFICATION..............................................45

13.  PENSIONS INDEMNITY.......................................................46

14.  NOTIFICATION PROCEDURE AND PAYMENT OF THE INDEMNITY......................47

15.  MISCELLANEOUS............................................................49

                            SHARE TRANSFER AGREEMENT
                            ------------------------


                  This agreement is made on February 2nd, 2005



BETWEEN:

1. GROUP 4 SECURITAS HOLDINGS LIMITED a company incorporated in England and Wales with Company Number 02380914 whose registered office is at Farncombe House, Broadway, Worcestershire WR12 7LJ

(hereinafter the "Seller)

AND:

2. BRINK'S LIMITED a company incorporated in England and Wales with Company Number 00959654 whose registered office is at Arnold House, 36/41 Holywell Lane, London EC2A 3LB

(hereinafter the "Buyer")

WHEREAS:

(A) Group 4 Falck Cash Services UK Limited ("the Company") is a company registered in England and Wales with Company Number 2831111.

(B) The share capital of the Company is (pound)1,900,002 divided into 2 Ordinary Shares of (pound)1 each and 1,900,000 6 per cent Redeemable Preference Shares of (pound)1 each.

(C) The principal activity of the Company is the provision of transportation and storage security services.

(D) The Seller has agreed to transfer its shareholding in the Company in accordance with the conditions and with the giving of the warranties and undertakings set out below, which for the Buyer, have an essential and determining influence on its undertaking to purchase the Company.

IT IS HEREBY AGREED AS FOLLOWS:

1.        DEFINITIONS AND INTERPRETATION
          ------------------------------

1.1 Definitions in this agreement shall have the following meanings unless the context does not permit:

"Accounts" means the audited accounts (balance sheets, profit and loss accounts and annexes) of the Company as at the Last Accounting Date;

"Accounting Methods and Principles" means the generally accepted accounting methods and principles in the UK or such other international body as is appropriate;

"Agreement" means this document and the Schedules hereto;

"Assets" means the raw materials, assets, movable goods, installations and equipment used by the Company in the carrying out of its activities including those assets specified in the Seller's commitments to the European Commission;

"Authorisations" means all authorisations, licences, permits, certificates, approvals or other documents obtained by the Company from an administrative authority or any other authority or by a professional entity set-up in one of the countries where the Company carries on its activities or is the owner of assets at any given time;

"Business Day" means a day other than a Saturday or Sunday or public holiday in the UK;

"Buyer" has the meaning given to it above;

"Buyer's Group Affiliate" means an entity directly or indirectly controlled by the Buyer or which directly or indirectly controls the Buyer or which is directly or indirectly controlled by one or several undertakings controlled by the Buyer, and "control" means in relation to a body corporate, the power of a person to secure that the affairs of the body corporate are conducted in accordance with the wishes of that person by means of the holding of shares, or the possession of voting power, in or in relation to that or any other body corporate; or by virtue of any powers conferred by the constitutional or corporate documents, or any other document, regulating that or any other body corporate, and "Buyer's Group Affiliates" means all of such affiliates of the Buyer;

"Clauses" means the clauses of this Agreement;

"Clearance" means the formal confirmation by the European Commission that the Transactions fulfil the obligations of Group 4 Falck A/S and Securicor plc, pursuant to their written commitments to the European Commission dated 28 May

2004, to enter into final binding sale and purchase agreements for the sale of the Securicor Luxembourg Divestment Business and the UK CIT Divestment Business, as such terms are defined in the said commitments;

"Company" has the meaning given to it in the recitals above;

"Completion" means completion of the transfer of the Sale Shares in accordance with Clause 5;

"Completion Statement" means a statement showing the turnover and profit or loss, for the period from the Last Accounting Date to Completion and the assets and liabilities of the Company as at Completion in the same format as the current "monthly reporting pack" produced by the Company in the ordinary course of its business such Completion Statement being prepared in accordance with Accounting Methods and Principles and with all available supporting documents;

"Confidentiality   Agreement"  means  the  confidentiality   agreement  dated  2
September 2004 between G4S and Brink's EMEA S.A.S;

"Customers' Accounts" means all customer funds held by the Company immediately prior to Completion;

"Date of this Agreement" means the date on which this Agreement is signed;

"Disclosure Schedule" means the Seller's disclosures to the warranties and representations set out in Schedule 2;

"the Dumbarton Road Premises" means the building known as and forming 89 Dumbarton Road, Glasgow as more particularly described in the Dumbarton Road Lease;

"the Dumbarton Road Lease" means the lease of the Dumbarton Road Premises registered in the Land Register under Title Number GLA100684;

"Encumbrance" means all liens, sureties, interest, charges, restrictions, options, promises or third party right or interest;

"G4S plc" means Group 4 Securicor plc;

"Intellectual Property Rights" means trademarks, patents, designs, models and author's rights and generally all the rights giving their owner the exclusive rights of use, together with all trading names, registered names, know-how and processes used by the Company in carrying out its activities;

"the Inverness Premises" means the premises known as and forming Unit 12, Block 2, Lotland Trading Estate, Inverness (otherwise known as 21 Henderson Road, Inverness) as more particularly described in the Inverness Lease;

"the Inverness Lease" means the lease between MacGregor Properties Limited and the Company dated 10 August and registered in the Books of Council and Session on 10 September both months 2004;

"Last Accounting Date" means 31 December 2003, namely the last accounting reference date of the Company for which audited accounts have been prepared SAVE THAT at Completion the final draft unaudited accounts (subject only to a pensions disclosure note) or, if available, the audited accounts of the Company for the period to 31 December 2004 will be provided to the Buyer at which point the Last Accounting Date shall mean 31 December 2004;

"Leasehold Premises" means the Scottish Leasehold Premises, the Edinburgh Premises and the Manchester Premises;

"Loss" means all losses, costs, expenses, penalties and any other damage of whatever nature, including all professional and advisory fees;

"Management Accounts" means the last available monthly management accounts of the Company prior to Completion;

"Material Adverse Change" means any event, fact, deed, action or circumstance of whatsoever nature which, individually or in the aggregate, (i) fundamentally affects or endangers the Company, its operation or profitability, such as, but not limited to, (a) the loss of one or several Material Contracts except if such loss results from the normal expiry of such Material Contract or the customer's decision not renew the Material Contract at its expiry date, (b) the loss of the Vehicles fleet, (c) the loss of the Premises, (d) any material condition imposed by an administrative or judicial authority with a view to the closing of this Agreement; or which (ii) fundamentally affects or endangers the due fulfilment by the Seller of any of its obligations under this Agreement, such as any insolvency proceedings affecting the Seller; or a material difference of an adverse nature in the assets or liabilities of the Company as from the Date of this Agreement to the date of Completion as derived from the draft unaudited or audited accounts (as the case may be) of the Company for the period ended 31 December 2004 or the Management Accounts;

"Material Contracts" have the meaning given to them in Clause 7.17.2;

"Monitoring Trustee" means the trustee monitoring the compliance of the merging parties, Group 4 Falck A/S and Securicor plc, with their commitments under the European Commission's ruling of 28th May 2004;

"Parties" means collectively the Seller and the Buyer and "Party" means one or other of the aforesaid;

"Purchase Price" means the sum of EUR 2,000,000 (Two Million Euros);

"RBS Contract" means the contract between the Company and The Royal Bank of Scotland plc dated 1 July 1996 as amended pursuant to the latest addendum dated 1 September 2004;

"Rented Vehicles" means the vehicles over which the Company has possession by virtue of leases with or without an option to purchase;

"Sale Shares" means 2 Ordinary Shares of (pound)1 each and 1,900,000 6 per cent Redeemable Preference Shares of 1 each comprising the whole of the issued share capital of the Company (a Sale Share being one of the Sale Shares) at Completion;

"Schedule" means each Schedule to this Agreement, and "Schedules" means all and every Schedule;

"the Scottish Leasehold Premises" means (1) Yard A; (2) Yard G; (3) the Inverness Premises; and (4) the Dumbarton Road Premises;

"Seller" has the meaning given to it above;

"Seller's Group Affiliate" means an entity directly or indirectly controlled by the Seller or which directly or indirectly controls the Seller or which is directly or indirectly controlled by one or several undertakings controlled by the Seller, and "control" means in relation to a body corporate, the power of a person to secure that the affairs of the body corporate are conducted in accordance with the wishes of that person by means of the holding of shares, or the possession of voting power, in or in relation to that or any other body corporate; or by virtue of any powers conferred by the constitutional or corporate documents, or any other document, regulating that or any other body corporate, and "Seller's Group Affiliates" means all of such affiliates of the Seller;

"Shares" means the Sale Shares;

"Taxes" or "Impositions" means all forms of taxation and statutory, governmental, state, federal, provincial, local, government or municipal charges, duties, imposts, contributions or levies for which the Company is liable under all laws applicable to it, whatever the basis for recovering the fee or the entity responsible for recovering such fee and generally all additional amounts imposed with respect to the foregoing, including all interest, fines, penalties, and other charges relating to it, and including any transferee or secondary liability in respect of the foregoing (whether by law, contractual agreement or otherwise);

"Tax Regulations" means all legislation with respect to Taxes as well as any applicable regulation or other official pronouncement of the applicable rules in a country having taxing jurisdiction over the Company, as well as any international treaty (including directives, regulations or other applicable treaties in the relevant country), and any other binding authority applicable in a taxing jurisdiction;

"Transactions" means the sale by the Seller to the Buyer of the Sale Shares pursuant to this Agreement and the sale by Securicor International BV to Brink's Luxembourg SA of the whole of the issued share capital of Securicor Luxembourg SA pursuant to an agreement of even date with this Agreement;

"Transitional Services" means the services (including use of equipment) to be provided by the Seller or a Seller's Group Affiliate to the Company pursuant to Clause 8.5.2;

"Vehicles" means the vehicles owned by the Company.

"Yard A" means the yard area located in the Barclay Curle Complex at 739 South Street, Glasgow known as and forming Yard A;

"Yard A Licence" means the basis upon which the Company occupies Yard A; "Yard G" means the yard area located in the Barclay Curle Complex at 739 South Street, Glasgow known as and forming Yard G;

"Yard G Licence" means the basis upon which the Company occupies Yard G.

1.2 Clause and schedule headings do not affect the interpretation of this agreement.

1.3       A person includes a corporate or unincorporated body.

1.4 Words in the singular include the plural and in the plural include the singular.

1.5       A reference to one gender includes a reference to the other gender.

1.6 A reference to a statute or statutory provision is a reference to it as it is in force for the time being taking account of any amendment, extension, or re-enactment and includes any subordinate legislation for the time being in force made under it.



                          SECTION I - SALE AND PURCHASE
                          -----------------------------

2.        SALE AND PURCHASE OF SALE SHARES
          --------------------------------

2.1 Subject to the provisions of Clause 6, the Seller agrees to sell to the Buyer, and the Buyer agrees to purchase from the Seller, the Sale Shares at Completion.

2.2 At Completion the Seller owns and will transfer to the Buyer the Sale Shares with full title guarantee, free of any Encumbrance.

2.3 At Completion, the Buyer will have the retrospective right in respect of the period following the Last Accounting Date to all dividends, interim dividends and other distributions payable in respect of the Sale Shares in respect of the period since the Last Accounting Date (other than a dividend required in order to ensure that the Company is cash free in accordance with Clause 2.4), and will benefit from any subscription and allocation rights attached to the Sale Shares from this same date.

2.4 At Completion, the Company shall be cash free and shall be free from inter company loans, bank or other third party loans or finance (save for lease agreements or finance in the ordinary course of business) and lines of credit. At Completion the Company shall also be free from any obligation, including contingent obligations, to the Seller and any Seller's Group Affiliate, including without limitation any such obligations to make payment for or repayments of payments received in respect of Group Relief (as defined in Section 402 Income and Corporation Taxes Act 1988).

3.        PURCHASE PRICE AND CLAW BACKS FROM THE PURCHASE PRICE
          -----------------------------------------------------

3.1 It has been agreed that the Sale Shares will be transferred to the Buyer in consideration for a sum equal to the Purchase Price, in other words, the total sum of EUR 2,000,000 (Two Million Euros).

3.2 On Completion the Buyer shall pay the Purchase Price by means of a transfer into the following bank account:

          Account Name     :     Group 4 Securicor plc

          Account Number   :     76962522

          Bank             :     Barclays Bank plc

                                 Fleet Street

                                 London EC4

          Sort Code        :     20-30-19

          SWIFT            :     BARCGB22

          IBAN             :     GB36BARC20301976962522

3.3 If the Company is not successful in entering into a new contract with The Royal Bank of Scotland plc by 31 December 2005 ("the Tender") (other than as a result of the Company being in breach of the RBS Contract following Completion), then the Seller shall repay to the Buyer (upon notice from the Buyer of the Tender being unsuccessful) by way of a reduction of the Purchase Price:

          3.3.1 the sum of (euro)500,000 in the event that the Seller or a Seller's Group Affiliate should win the Tender;

          3.3.2 the sum of (euro)250,000 in the event that the Tender is awarded to a third party other than a Buyer's Group Affiliate.

4.        PRE & POST COMPLETION OBLIGATIONS
          ---------------------------------

4.1       Notification to Authorities

          The Seller shall forthwith after the date of execution of this Agreement notify this Agreement to the European Commission requesting Clearance prior to the date of Completion.

4.2       Cash and Coin Inventory

4.2.1 On the Date of Completion, but immediately preceding Completion, a joint inspection team composed of representatives of the Seller and the Buyer will, in a process to be jointly agreed prior to Completion ("the Reconciliation Process"), conduct a physical count of the total cash and coin inventory (to include any overage account) maintained by the Company and will compare the result of the physical count referred to in this Clause 4.2.1 (the "Physical Inventory") with sum of all individual Customers' Account balances announced to the relevant Customers on the Date of Completion pursuant to Clause 4.2.2 (the "Administrative Inventory"). Any discrepancy between the Physical Inventory and the Administrative Inventory will be agreed by the joint inspection team but no payment will be made by the Buyer to the Seller, or vice versa, in respect of such discrepancy except in accordance with Clause 4.2.3.

4.2.2 On the date of Completion, the Company shall inform each of its customers, where relevant, of its Customer's Account balance and other inventory held by the Company on behalf of such customer and request that the customer confirm its Customer Account balance to the Company.

4.2.3 If following completion of the Reconciliation Process there is any claim by a customer with respect to such customer's account balance as referred to in Clause 4.2.1, then that claim shall be the sole responsibility of the Seller. The Seller shall indemnify and hold harmless the Buyer from and against any liabilities resulting from such claims by customers, provided, however, that neither the Buyer, nor the Seller, nor the Company shall settle nor agree to settle or compromise any such claim, without the other's consent (which consent shall not be unreasonably withheld or delayed) In the event of any such claim by a customer, the Seller shall have full and unrestricted access to the relevant documents and records of the Company and the Buyer shall procure that the relevant employees shall provide reasonable assistance to the Seller in order to investigate the customer's complaint.

          The Seller shall only be liable to indemnify the Buyer under this Clause 4.2.3 if, and to the extent that, the aggregate of all claims brought under this Clause 4.2.3 exceeds the amount of any overage account held by the Company at Completion. The amount of the overage will be clearly shown in any schedules comprising the Reconciliation Process on Completion.

4.2.4 In respect of the period prior to Completion, the Buyer shall have no obligation and no responsibility for the Customers Accounts and the Seller shall hold the Buyer harmless from all complaints, claims and suits of customers with respect to such Customer Accounts in respect of such period.

4.2.5 Any claims made by customers relating to Losses incurred following Completion will be the sole responsibility of the Buyer.

4.3       Meeting with RBS

          Immediately upon receiving permission from the Monitoring Trustee the Seller shall procure that a meeting takes place, in a process and manner approved by the Monitoring Trustee, when Fiona Burke shall introduce the Buyer to The Royal Bank of Scotland plc as the Seller's favoured purchaser of the Sale Shares.

4.4       Scottish Midland Claim

          In the event that the sum of (pound)4,000 to be provided in the Company's Management Accounts for February as referred to in Schedule 3 is not paid by the Company to Scottish Midland by Completion, any claim by Scottish Midland in respect of the subject matter of such provision shall be dealt with in accordance with the provisions of Clause 4.2.3, notwithstanding such provision.

5.        COMPLETION AND POST COMPLETION EVENTS
          -------------------------------------

5.1       Date and location of Completion

5.1.1 Subject to the provisions of Clauses 6.1, and 6.2, Completion will take place within two weeks from the date upon which Clearance is obtained, such Completion to take place on such date within that period as the Buyer and Seller agree, or failing such agreement, to take place on the fourteenth day following the date of such Clearance, such date being a Business Day or, if such day is not a Business Day, the first Business Day following the expiry of the fourteen day period,

5.1.2 Completion will take place at the London offices of Eversheds, or in any other location agreed to in writing between the Buyer and the Seller.

5.2       Operation of Completion

5.2.1     At Completion, the Seller shall give to the Buyer:

          (a)  The share certificates in respect of the Sale Shares;

          (b) The statutory registers of the Company showing the transfer of the Sale Shares;

          (c) The resignation letter of Bernard Whiddon Smith from the Board of Directors of the Company;

          (d) a duly executed transfer transferring the Sale Shares to the Buyer; and

          (e) the following documents in respect of the Manchester Premises (as defined in Schedule 1:

               (i) Lease (unbound) relating to Unit 1 Littler's Point, Second Avenue, Trafford Park, Greater Manchester dated 15th October 1998 made between Crankshaft Limited (1) and Konica Business Machines
               (UK) Limited (2);

               (ii) Agreement for Assignment of Lease relating to Unit 1 Littler's Point, Second Avenue, Trafford Park, Greater Manchester dated 21st March 2000 made between Konica Business Machines (UK) Limited (1) and Group 4 Total Security Limited (2);

               (iii) Licence to Assign and Deed of Variation dated 28th April 2000 made between Crankshaft Limited (1) Konica Business Machines
               (UK) Limited (2) and Group 4 Total Security Limited (3);

               (iv) Assignment relating to Unit 1 Littler's Point, Second Avenue, Trafford Park, Greater Manchester dated 28th April 2000 made between Konica Business Machines (UK) Limited (1) and Group 4 Total Security Limited (2);

               (v)    Receipted Notice of Assignment dated 4th May 2000;

               (vi) Licence to carry out works relating to Unit 1 Littler's Point, Trafford Park, Greater Manchester dated 28th April 2000 made between Crankshaft Limited (1) and Group 4 Total Security Limited (2);

               (vii) Licence to carry out works relating to Unit 1 Littler's Point, Trafford Park, Greater Manchester dated 28th August 2001 made between Crankshaft Limited (1) and Group 4 Total Security Limited (2);

               (viii) Copy letter from Matthews & Goodman Property Advisors to Group 4 Total Security Limited dated 24 September 2003 regarding proposed review of lease rent together with receipted copy;

               (ix) Copy letter from Matthews & Goodman Property Advisors to Group 4 Total Security Limited dated 11 February 2004 regarding proposed review of lease rent; and

               (x) Copy invoice from Crankshaft Limited in respect of Service Charge and Rent from 29 September 2004 - 24 December 2004.

          (f) the following documents in respect of the Edinburgh Premises (as defined in Schedule 1:

               (i) Copy Lease between Legal and General Assurance (Pensions Management) Limited and The Burton Group Public Limited Company registered in the Books of Council and Session on 16th December 1983;

               (ii) Copy Rent Review Memorandum between Legal and General Assurance Society Limited and The Burton Group Public Limited registered in the Books of Council and Session on 30th August 1993;

               (iii) Copy Minute of Variation between Scottish Metropolitan Property PLC, The Burton Group Public Limited Company and EDI (Industrial) Limited registered in the Books of Council and Session on 24th February 1998;

               (iv) Copy Assignation by The Burton Group Public Limited Company and Burton Group Properties Limited in favour of Debenhams Retail plc dated 12th December 1997 and registered in the Books of Council and Session on 15th January 1998;

               (v) Copy Assignation by Debenhams Retail plc in favour of Group 4 Total Security Limited registered in the Books of Council and Session on 8th September 1998;

               (vi) Copy Letter of Consent to Assignation from McGrigor Donald on behalf of The Scottish Metropolitan Property plc addressed to Brodies dated 28th July 1998;

               (vii) Copy Letter from McGrigor Donald on behalf of The Scottish Metropolitan Property plc accepting the terms of EDI (industrial) Limited's consent to assignation addressed to Shepherd & Wedderburn dated 28 July 1998;

               (viii) Copy Lease betweenThe City of Edinburgh District Council and Melville, Dundas & Whitson Limited recorded in the Division of the General Register of Sasines applicable to the County of Midlothian on 27th February 1980 and also registered in the Books of Council and Session for preservation execution on 16th July 1982;

               (ix) Copy Assignation by Melville, Dundas & Whitson in favour of Legal and General Assurance (Pensions Management) Limited recorded in the said Division of the General Register of Sasines on 9th January 1981;

               (x) Copy Minute of Amendment of Lease between The City of Edinburgh Council and Legal and General Assurance Society Limited recorded in the said Division of the General Register of Sasines on 15th December 1992;

               (xi) Copy Assignation by Legal and General Assurance Society Limited in favour of Scottish Metropolitan Property PLC recorded in the said Division of the General Register of Sasines on 9th September 1994;

               (xii) Copy Letter from CB Richard Ellis addressed to Group Four Total Security Limited dated 28 May 2004 enclosing copy Schedule of Dilapidations on behalf of Meadowfield Investments Limited dated 10th May 2004;

               (xiii) Copy Letter from CB Richard Ellis addressed Stephen Armitage of Dunlop Heywood Lorenz dated 17 December 2004 enclosing copy Schedule of Dilapidations on behalf of Meadowfield Investments Limited dated 14th December 2004; and

               (xiv) Copy Letter from Stephen Armitage addressed to A McFarlane of DM Hall & Son dated 24th December 2004.

          (g)  the following documents in respect of Yard A:

               Copy Licence to Occupy between CNC Regis Limited in favour of Group 4 containing incomplete designation of "the Tenant" apparently signed on behalf of Group 4 Falck, not witnessed or signed on behalf of the Landlord. The Licence to Occupy does not identify the property.

          (h)  the following documents in respect of Yard G:

               Copy Licence to Occupy between CNC Regis Limited in favour of Group 4 containing incomplete designation of "the Tenant" apparently signed on behalf of Group 4 Falck, not witnessed or signed on behalf of the Landlord. The Licence to Occupy does not identify the property.

          (i)  the following documents in respect of the Inverness Premises:

               Copy Lease comprising Missives of Let by T.S.H. Burns & Son on behalf of MacGregor Properties Limited addressed to McClure
               Naismith on behalf of Group 4 Falck Cash Services UK Limited registered in the Books of Council and Session on 10th September 2004.

          (j)  the  following  documents  in  respect  of   the  Dumbarton  Road
               Premises:

               (i)    Copy Land Certificate Title Number GLA100684;

               (ii) Copy Lease between The Corporation of the City of Glasgow and Factoryguards Limited recorded in the Division of the General Register of Sasines applicable to the County of the Barony and Regality of Glasgow on 6th October 1971;

               (iii) Copy letter of intimation addressed to City Estates Surveyor dated 30th July 1993;

               (iv)   Copy  letter   addressed  to  Bird  Semple  Fyfe   Ireland
               acknowledging receipt dated 4th August 1993;

               (v) Copy Licence by Group 4 Cash-In-Transit (Scotland) Limited in favour of The University Court of the University of Glasgow signed but undated; and

               (vi)   Miscellaneous  consents  as  detailed  in  the   Inventory
               annexed thereto by Brodies to McClure Naismith dated 13th July 1998.

5.2.2     At Completion the Seller shall provide to the Buyer evidence of:

          (a) repayment of, or instructions given to bankers for the repayment of, the Company's overdraft to Barclays Bank plc; and

          (b) discharge of any inter-group liabilities owing to and/or from the Company, by means of the production of a funds flow chart, a copy of which will have been shown to the Buyer in advance of Completion for consultation.

5.2.3 At Completion the Buyer shall transfer the Purchase Price to the Seller in accordance with Clause 3.2.

5.3 The Seller will provide the Completion Statement to the Buyer within two weeks of Completion.

5.4 The Buyer and the Seller shall, as from Completion, comply with the provisions of Schedule 1.

5.5 Following Completion the Company will procure for the Seller the production of a VAT return in respect of the Company's business prepared to cover the period since the last filed VAT return and up until the date of Completion. The Parties acknowledge that such VAT return can only be prepared with the provision of the Transitional Services by the Seller.

6.        CONDITIONS PRECEDENT AND OPTION NOT TO PURCHASE
          -----------------------------------------------

6.1 This Agreement, including but not limited to the provisions of Clause 8.3, shall automatically terminate without liability on the part of the Buyer or the Seller on the earlier of:

6.1.1 the date that a formal decision is given by the European Commission that Clearance will not be given;

6.1.2 subject to any extension of time agreed between the Buyer and the Seller, on 30 June 2005 if Clearance has not been obtained by that date;

6.1.3 the termination of either of the Transactions pursuant to Clause 6.2. of the relevant sale agreement;

SAVE THAT the confidentiality provisions contained in the Confidentiality Agreement shall continue in full force and effect.

6.2 The Buyer and the Seller will have the option upon giving the other written notice not to purchase or sell (as the case may be) the Sale Shares if prior to Completion:

          (a) there has been a decision from a legal or administrative authority prohibiting or modifying the acquisition of the Sale Shares or imposing conditions on the Transactions in such a way as to make such Transactions materially more onerous or restrictive;

          (b) the Seller or the Buyer (as the case may be) has not complied with its obligations under this Agreement;

          (c) the representations and warranties of the Seller or the Buyer (as the case may be) contained in this Agreement or the content of the Schedules are incorrect or incomplete in such a way as to cause significant detriment to the Buyer or the Seller as the case may be, save for events having occurred in the ordinary course of business;

          (d) the information contained in the Schedules changes in such a way as to cause significant detriment to the Buyer or the Seller as the case may be, other than for reasons within the ordinary course of business; or

          (e) a Material Adverse Change has occurred between the date of this Agreement and the Date of Completion.

6.3 The Seller and the Buyer shall use all reasonable endeavours (so far as lies within their respective powers) to procure that Clearance is obtained as soon as practicable and in any event no later than :

          (a)  6pm (CET) on 30th June 2005; or

          (b) at such later time and date as may be agreed in writing by the Seller and the Buyer

6.4 The Buyer and the Seller shall co-operate fully in all actions necessary to procure the Clearance including, but not limited to, the provision by all Parties of all information reasonably necessary to make any notification or filing or as requested by an relevant authority, keeping all parties informed of the progress of any notification or filing and providing such assistance as may reasonably be required.

                   Section II - Warranties And Representations
                   -------------------------------------------

7.        WARRANTIES AND REPRESENTATIONS OF THE SELLER
          --------------------------------------------

The Seller warrants and represents that at the date of this Agreement as well as at Completion, the warranties and representations set out in this Clause 7 and the information set out in the Schedules including the Disclosure Schedule are true and complete except as qualified by any matter fairly disclosed in the Disclosure Schedule.

7.1       Capacity of the Seller

7.1.1 The Seller has full capacity to enter into this Agreement, to perform its obligations under this Agreement and to benefit from the rights contained herein.

7.1.2 The Seller has not been and is not subject to any reorganisation, bankruptcy or liquidation procedure and there are no grounds for making the Seller subject to such procedure.

7.1.3 There exists no consent, authorisation or judicial decision which is necessary for the Seller to execute and to perform its obligations under this Agreement and which has not yet been obtained.

7.1.4     This Agreement validly binds the Seller in accordance with its terms.

7.2       Incorporation of the Company

7.2.1     The Company  has been  duly  incorporated and  a  copy of  its current
          Memorandum and  Articles of  Association are  attached in  Schedule 4.

7.2.2 The Company operates in accordance with the laws and regulations which are applicable to it. The statutory registers of the Company have been and are regularly maintained and are true and accurate.

7.3       Share capital

7.3.1     The Seller is the sole shareholder in the Company.

7.3.2 The Sale Shares make up all of the issued share capital of the Company. The Sale Shares are freely transferable and are the only moveable financial assets issued by the Company. The Sale Shares have never been quoted on any regulated or non-regulated stock exchange.

7.3.3     The Sale Shares are free from all Encumbrances.

7.3.4 There is no agreement or contract in respect of the Sale Shares binding the Seller.

7.4       Participation - Profit sharing agreements

7.4.1 The Company is not and has never been the owner of any direct or indirect interest of whatever amount in any subsidiary or any other company

7.4.2 The Company is not bound nor has it undertaken to be bound by any contract or agreement seeking to share all or part of its profits with any third party.

7.5       Accounts

7.5.1     The Accounts of the Company as at the Last Accounting Date, set out in
          Schedule 5 or as substituted by the Accounts provided to the Buyer by the Seller prior to Completion, have been prepared in accordance with the Accounting Methods and Principles and are in accordance with those methods and principles used by the Company to date. The Accounts are true and accurate and give a fair view of the financial situation and of the assets and liabilities of the Company as at the Last Accounting Date as well as the operating result for the financial period to which they relate.

7.5.2 The Management Accounts have been prepared in good faith and with due diligence in accordance with the same accounting policies adopted in the preparation of the Accounts and on bases and principles which are consistent with those used in the preparation of previous management accounts of the Company.

7.6       Liabilities

7.6.1     All  the   material  liabilities  of   the  Company,  whether  or  not
          contingent, are duly reflected in the Accounts and/or the Completion Statement and are adequately provided for.

7.6.2 The Company has not granted any security, charge, guarantee, encumbrance or letter of comfort for the performance of contractual undertakings either by third parties or by the Company or by the Seller or one of the Seller's Group Affiliates.

7.6.3 The Seller and/or the Seller's Group Affiliates have not given any security, charge, guarantee, pledge for the performance of any of the undertakings of the Company.

7.6.4 There exist no material off-balance sheet liabilities other than those listed in Schedule 6.

7.7       Personnel and corporate officers of the Company

7.7.1 The list of employees and officers of the Company set out in Schedule 7 contains true and complete details of their age, seniority, and job title as the case may be, as well as their remuneration (including all bonuses and benefits in kind).

          All amounts due or accrued for all remuneration of any kind relating to employees and corporate officers, as well as former employees, of the Company have been calculated and paid in due time in conformity with their respective contract of employment and with any other applicable legal and tax rules. The Company has no debt or liability whatsoever towards the employees.

          Except for any increase rendered mandatory pursuant to any collective agreement or an employment agreement, the Company is under no obligation to increase the current rates of remuneration or grant any bonus or any benefit to any of its employees at any future date.

7.7.2     Schedule  8  defines  for  the  Company  the   applicable   collective
          agreements and details in respect of the Company and for each distinct entity:

          (a)  The collective agreements and the applicable internal agreements;

          (b) The systems of remuneration including bonuses, commissions, and benefits in kind in favour of all personnel or certain categories of salaried employees;

          (c)  Profit sharing or share option agreements;

          (d)  The customs and practices giving rise to supplementary collective
               benefits  and  those  arising  out   of  law  or  the  collective
               agreements.

          There is no pension, pre-retirement, post-retirement or profit sharing scheme, life insurance policy, medical insurance scheme or any other contract for the benefit of any of the Company's employees other than as set forth in Schedule 9.

7.7.3 Set out in Schedule 10 for the Company are true and complete copies of:

          (a)  contracts of employment of all employees;

          (b) All undertakings, other than those contained in the agreements referred to in (a) above, given to employees concerning supplementary benefits and those provided for by law or collective agreements in relation to notices, termination of redundancy payments or other similar undertakings.

          The terms and conditions of the work contracts binding the Company to its employees comply with the legal and regulatory provisions and the collective agreements applying to the Company and, consequently, do not contain any provision contrary to the usual legal dispositions or customary practices, in particular, but not limited to, any retirement or departure benefits.

7.7.4 The Company has at all times completely and faithfully complied with all applicable employment laws, including but not limited to the statutory requirements relating to trade unions.

7.7.5 The corporate officers or managers of the Company do not benefit from any employment contract, service contract with the Company or from any particular benefit given by the Company. Similarly, no corporate agent has collected any remuneration on behalf of the Company.

7.7.6 Schedule 11 sets out the current litigation in relation to employees and details the parties who are subject to such proceedings, the subject-matter of the litigation, the stage of the proceedings, the sums claimed from the Company as well as the amount of the provision made in good faith for such proceedings in the Accounts.

          The Company is not liable to make any payment to any of its employees or any former employee for damages or compensation for loss of office or employment or for redundancy or dismissal.

          There are no employee disputes (including without limitation, any grievances or arbitration) or strikes, existing or - to the best of the knowledge of Seller - threatened adversely affecting or potentially affecting the financial situation or operations of the Company.

7.7.7 All employees are qualified and trained to exercise the activities they have been employed for and have obtained all the authorisations, permits and licenses necessary to exercise such activities. These authorisations, permits and licenses are in full force and effect and the activities of the Company are carried out in accordance with such authorisations, permits and licenses.

          Schedule 12 contains a complete list of the employee authorisations and permits.

7.8       Manchester and Edinburgh Premises

For the purposes of this Clause 7 "Premises" shall mean the Manchester Premises and the Edinburgh Premises both of which have the meaning as set out In Schedule 1.

7.8.1 The particulars of the Premises shown in Schedule 1 are true, complete and accurate.

7.8.2 G4TS have a good and m arketable title to the Premises for the estate or interest stated in Schedule 1.

7.8.3 The title deeds to the Premises are in G4TS's possession free from any Encumbrance.

Rights enjoyed with the Premises

7.8.4 So far as the Company and G4TS are aware, there are appurtenant to the Premises all rights and reasonably necessary for its present use and enjoyment.

7.8.5 The Company is in occupation of the whole of the Premises and no other person or corporate body other than G4TS has any right (actual or contingent) to possession or occupation of the Premises, or any interest in it.

7.8.6 The use of the Premises as stated in the Lease corresponds as to the use to which it is in fact put,

Matters affecting the Premises

7.8.7 So far as the Company and G4TS are aware, without having made investigations of any third party or other corporate or statutory body in relation to the same, the Manchester Premises are not affected by any of the following matters:

          7.8.7.1 any matter which conflicts with the present use of the Premises, or which would otherwise restrict its continued possession and enjoyment, for the purposes set out in the respective leases;

          7.8.7.2 any outstanding breach or alleged breach of covenant or obligation or of any other restriction or condition, or any dispute or complaint within the three years prior to the date of this Agreement, whether actual or threatened;

          7.8.7.3 any outstanding notice, order, demand, resolution, proposal, complaint or requirement issued or made, or to the knowledge of the Company intended to be issued or made, by any local or other competent authority or body.

7.8.8 So far as the Company and G4TS are aware, without having made investigations of any third party or other corporate or statutory body in relation to the same, there are no closing, demolition or clearance orders, enforcement notices or stop notices affecting the Premises nor, to the best of the G4TS's knowledge, information and belief, are there any circumstances likely to lead to any being made.

7.8.9 There are no disputes with any adjoining or neighbouring owners with respect to boundary walls and fences or with respect to any easement, right or means of access to the Premises.

Outgoings

7.8.10 The Premises are not subject to any outgoings (other than uniform business rates, water charges and other standard payments to the relevant water company and, in the case of leasehold property, rent, service charge and insurance premiums under the lease) whether of a periodically recurring nature or otherwise, and whether payable by the owner or occupier of the Premises.

Compliance with statutes and planning obligations

7.8.11 G4TS has received no notices of breach and is not aware of any breach of the permitted user pursuant to current planning legislation in respect of the use of the Premises.

7.9       Scottish Leasehold Premises

7.9.1

          (a) The particulars of the Scottish Leasehold Premises shown in Clause 1 are true, complete and accurate.

          (b) The Company has a good and marketable title to the Scottish Leasehold Premises for the estate or interest stated in Clause 1.

          (c) The title deeds to the Scottish Leasehold Premises are in the Company's possession free from any Encumbrance.

          (d) Save for the Edinburgh Premises and the Manchester Premises, the Company does not own, is not in occupation of and is not entitled to any estate or interest in any heritable or leasehold property other than the Scottish Leasehold Premises. The Company is not party to any uncompleted agreement to acquire or dispose of any heritable, freehold or leasehold property.

          (e)  Except  in  relation  to  the  Scottish  Leasehold  Premises, the
               Company has no liability (whether actual, potential or contingent) in relation to any heritable or leasehold property and in particular the Company has never assumed any liability under a lease (whether as landlord, tenant, guarantor or otherwise) other than any leases stated in Clause 1.

7.9.2     Rights enjoyed with the Scottish Leasehold Premises

          So far as the Company is aware, there are appurtenant to the Scottish Leasehold Premises all rights and servitudes necessary for its present use and enjoyment.

7.9.3     Occupation and use of the Scottish Leasehold Premises

          (a) Except for any leases, tenancies or other rights of occupation to which the Scottish Leasehold Premises are subject, as stated in
               Schedule 1, the Company is in occupation of the whole of the Scottish Leasehold Premises and no other person has any right (actual or contingent) to possession or occupation of the Scottish Leasehold Premises, or any interest in it.

          (b) The use of the Scottish Leasehold Premises as stated in the appropriate leases corresponds to the use to which it is in fact put.

7.9.4     Matters affecting the Scottish Leasehold Premises

          (a) So far as the Company is aware, without having made investigations of any third party or other corporate or statutory body in relation to the same, the Scottish Leasehold Premises, are not affected by any of the following matters:

               (i) any matter which conflicts with the present use of the Scottish Leasehold Premises, or which would otherwise restrict its continued possession and enjoyment, for the purposes set out in the appropriate leases;

               (ii) any outstanding breach or alleged breach of covenant or obligation or of any other restriction or condition, or any dispute or complaint within the three years prior to the date of this Agreement, whether actual or threatened which has not been remedied;

               (iii) any  outstanding   notice,   order,   demand,   resolution,
                     proposal, complaint or requirement issued or made, or to the knowledge of the Company intended to be issued or made, by any local or other competent authority or body;

          (b) So far as the Company is aware, without having made investigations of any third party or other corporate or statutory body in relation to the same, there are no demolition or clearance orders, enforcement notices or stop notices affecting the Scottish Leasehold Premises nor, to the best of the Company's knowledge, information and belief, are there any circumstances likely to lead to any being made.

          (c) There are no disputes with any adjoining or neighbouring owners with respect to boundary walls and fences or with respect to any servitude, right or means of access to the Scottish Leasehold Premises.

7.9.5     Outgoings

          The Scottish Leasehold Premises are not subject to any outgoings (other than uniform business rates, water charges and other standard payments to the relevant water company and, in the case of leasehold property, rent, service charge and insurance premiums under the lease) whether of a periodically recurring nature or otherwise, and whether payable by the owner or occupier of the Scottish Leasehold Premises.

7.9.6     Compliance with statutes and planning obligations

          The Company has received no notices of breach and is not aware of any breach of the permitted user pursuant to current planning legislation in respect of the use of the Scottish Leasehold Premises.

7.10      Assets

          The Company has good title to all the Assets used in its activities except those Assets which it uses and which are subject to lease or hire. The Assets are free from any Encumbrance or third party rights.

          None of the assets which are either rented or leased by the Company have been repossessed by their owners and the Company has committed no breach which would allow the owner of the said assets to repossess them.

7.11      Vehicles

          The Company has good title to all the Vehicles (listed in Schedule 14) used in its activities except the Rented Vehicles (listed in Schedule
          15) which it uses and which are subject to lease or hire. The Vehicles and the Rented Vehicles are free from any Encumbrance or third party rights.

          The Vehicles listed in Schedules 14 and 15 are in good state of maintenance and repair, taking into consideration usual wear and tear and have passed their MOT (if relevant).

          None of the Vehicles which are either rented or leased by the Company have been repossessed by their owners and the Company has committed no breach which would allow the owner of the said Vehicles to repossess them.

7.12      Intellectual property rights

7.12.1 Subject to the licences referred to in Clause 7.11.3 the Company is without restriction the legitimate owner of the Intellectual Property Rights that it uses in carrying out its activities. A list of Intellectual Property Rights indicating their place of registration is set out in Schedule 16. These registrations are valid and enforceable and the Seller has no knowledge of any matter which could lead to such Intellectual Property Rights being the subject of opposition.

7.12.2 The Company does not use any Intellectual Property Right belonging to third parties and has never been informed of any claim in this respect.

7.12.3 The Company has not given to any third party any licence or other authorisation to use the Intellectual Property Rights and has never been informed of any use by a third party of such rights.

7.12.4 The Company benefits from licences in respect of the Intellectual Property Rights set out in Schedule 17. These licences are valid, have been validly granted to the Company and the Company has complied with all its obligations in this respect. The Company has not granted any sub-licence.

7.12.5 The Company is entitled to use without payment all material know how and other material technical information used by it in connection with its business or businesses and all information concerning the methods and processes used by the Company, and no rights to disclosure or use of any material know how or material technical information used by the Company has been granted to or claimed by any third party.

7.12.6 None of the processes, products of the Company, know how or technical or other information used by the Company infringes, to the best of the Seller's knowledge and belief, any intellectual property or any right of any other person, relating in particular to intellectual property, or involves the unlicensed use of confidential information disclosed to the Company by any person in circumstances which might entitle that person to make a claim against the Company.

7.12.7 There are no outstanding claims against the Company for infringement of any intellectual property or of any rights relating to it used (or which has been used) by the Company and no such claims have been settled by the giving of any undertakings which remain in force. The Company has not received any actual or threatened claim that any of the Intellectual Property Rights is invalid.

7.12.8 Confidential information, including know-how and trade secrets used by the Company are kept strictly confidential. The Company has not disclosed any of its confidential information to any other person save where a legally binding and of full force and effect confidentiality agreement in respect of such disclosure is in place. The Seller and the Company are not aware of any such confidentiality having been breached.

7.12.9 Schedule 18 details the computer software used by the Company and sets out, whether such computer software belongs to the Company or whether the Company has a licence in respect of it. The Company has not granted a licence to any third party in respect of the computer software belonging to it and it has no knowledge of any use of such computer software by any third party. The Company does not use without authorisation, computer software belonging to third parties and has not been informed of any claim in this respect.

7.12.10 The computer software owned by the Company or in respect of which the Company has been granted a license is sufficient and appropriate to enable the Company to exercise its present activities.

7.12.11 So far as the Seller is aware disaster recovery plans are in effect and are adequate to ensure that the computer hardware, computer software and/or data can be replaced or substituted without material disruption to the business of the Company.

7.12.12 So far as the Seller is aware the Company has adequate procedures to ensure internal and external security of the computer hardware, computer software and data, including (without limitation) procedures for preventing unauthorised access, preventing the introduction of a virus, taking and storing on-site and off-site back-up copies of the computer software and data.

7.12.13 The computer hardware and the computer software have not in the period of 12 months immediately prior to Completion been unduly interrupted or hindered the running or operation of the Company's business.

7.13      Insurance

7.13.1 The Company has at all times maintained insurance coverage of a type and level reasonably appropriate to the businesses carried out by it in respect of, in particular but not limited to, its Assets and Vehicles, whether owned or rented, Leasehold Premises, activities and operations.

7.13.2 Schedule 19 lists the insurance policies entered into by the Company and which will be available after the Completion together with the insurance policies entered into by the Company and which will not be available after Completion.

7.13.3 These policies extend to all risks which have to be or are normally insured against in respect of the activities carried out by the Company, and more particularly all loss of opportunity or any other liability resulting from the products.

7.13.4 Schedule 20 sets out the incidents for the previous three (3) accounting periods in respect of which the Company has made claims under the policies set out in Schedule 19 together with the amount of payments made under such policies.

7.13.5 The Company is up-to-date with the payment of its premiums in respect of the policies mentioned in Schedule 19 and has complied with all formalities and contractual clauses contained in such policies; the Company has not been informed by the insurance companies concerned of their intention to increase the premiums, or to terminate the policies or not to renew them.

7.14      Environment

7.14.1 The Company has complied with and is not in violation of the UK legislation in place in relation to environmental matters in respect of protection of the environment and nature, waste, water, soil and sub-soil pollution, storing, labelling, packaging and transport of hazardous, radioactive or carcinogenic materials, substances, preparations and products.

7.14.2 To the Seller's and the Company's knowledge there are no hazardous materials contained in the soil, groundwater or buildings of the Leasehold Premises which could lead to a danger, material disadvantage, nuisance to individuals or the public or otherwise requiring instantly to be removed or otherwise cured pursuant to any presently existing mandatory law or any existing or threatened governmental or municipal order.

7.15      Litigation

7.15.1    The  Company  is  not   subject  to  any  claim  from  third  parties,
          contentious or non-contentious, in respect of any default in performance of its obligations resulting from contracts, agreements or undertakings signed by it.

7.15.2 The Company is not subject to any litigation, legal proceedings, investigation or administrative proceedings or arbitration, and there is no fact or event which suggests that such proceedings may arise.

7.15.3 The Company is not, and has not been, parties to or concerned by any agreement, decision or practice by Article 81 of the Treaty of Rome, nor is it abusing nor has it abused, a dominant position as prohibited by Article 82 of the Treaty of Rome.

7.16      Customers and suppliers

7.16.1 Schedule 21 contains a list of the twenty (20) main customers of the Company.

7.16.2 Schedule 22 contains a list of the top five (5) suppliers of the Company.

7.17      Contracts

7.17.1    Schedule 23  contains  a  list of  the contracts entered into  by  the
          Company:

          (a) with its customers and involving an amount of seventy thousand pounds ((pound)70,000) or more per annum;

          (b) with its suppliers and involving an amount of thirty-five thousand pounds ((pound)35,000) or more per annum.

7.17.2 The Contracts referred to in Clause 7.17.1 (the "Material Contracts") are sufficiently legally documented to enable the Company to exercise its rights thereunder. The Material Contracts are in full force and effect and are not subject to any contentious or non-contentious claim. The Company has complied with its contractual obligations and the Seller has no knowledge of any event which may exist which may give rise to termination or render the contracts void or which may authorise a third party to demand prompt payment or give rise to any liability on the part of the Company or its officers or employees.

7.17.3 Neither the execution of this Agreement nor the performance of the Agreement contemplated herein will violate or conflict with the constitutional documents of the Company, or violate or constitute a default under any material contract, agreement, mortgage, or other instrument or order, judgement or ruling of any governmental authority to which the Company is a party or to which any of its property is bound.

7.17.4 There exists no contract or undertaking containing a termination clause or a prompt payment clause or a modification to the provisions in the event of a change of owner of the Company.

7.18      Tax Regulations

7.18.1    The Company has  paid  all  Taxes  owing  under  any  Tax  Regulations
          (whether or not reflected on any tax return), and has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder, or other party, and has collected and paid all Taxes required to have been collected and paid in connection with amounts charged to customers or other parties, and adequate provisions have been made in the Accounts for all future Taxation relating to the period before Completion. For purposes of determining whether adequate provisions have been made in the Accounts, Tax items shall be apportioned between pre-Completion activities and post-Completion activities based upon a closing of the books and records of the Company as of Completion (or, if an actual closing is not feasible, on an equitable pro forma basis that has a comparable economic result to the result that would have been obtained had an actual closing occurred).

7.18.2 The Company has satisfied all filing requirements for tax returns or other declarations required by the Tax Regulations in the form required within the necessary time limit.

7.18.3 The Company has complied with all applicable Tax Regulations of the UK.

7.18.4 The Company is not subject to any current or proposed tax examination, enquiry or investigation in relation to Taxes and the Company is not aware, directly or indirectly, of any tax examination, enquiry or investigation in respect of Taxes or any enquiry instigated by an administrative authority leading, or likely to lead to the payment of a Tax or an assessment of any Tax . The Company has not received any notice of assessment which remains to be discharged, nor has it otherwise been informed (in writing or orally) by any administrative authority of its intention to issue any assessment whatsoever. The Company is not and does not expect to be involved in any dispute relating to Tax.

7.18.5    The  Company  has   not  entered   into  any  agreement,  transaction,
          arrangement, or scheme which might be reassessed, rejected or re-qualified on the grounds that the Company has attempted to evade, circumvent or reduce its Tax obligations or that of another person.

7.18.6    The  Company  has  not   entered   into  any  agreement,  transaction,
          arrangement, or scheme or obtained any concession, allowance or abatement in respect of a Tax, with any administrative or political authority whatsoever that is not based on a strict application of the Tax Regulations.

7.18.7 The Company is incorporated under the laws of England and Wales and has always been exclusively resident in Scotland and England for the purpose of Taxes, and has no permanent establishments or other taxable presence for the purpose of or as defined by Tax Regulations, in any country outside of Scotland and England.

7.18.8 The Company maintains its accounts and records for a minimum period of 7 years.

7.18.9    No liens for Taxes  are imposed upon the Company's assets.

7.18.10 There are no outstanding rulings of, or requests for rulings with, any taxing authority addressed to the Company that are, or if issued would be, binding upon the Company for any period following Completion.

7.18.11 The Company has not agreed to the extension of time with respect to the filing of any tax return or other declaration, the payment of any Taxes, or any limitation period regarding the assessment or collection of any Taxes.

7.18.12   No   item   of   income   or   gain  reported  for Tax purposes in any
          pre-Completion tax period will be required to be included in taxable income for any post-Completion tax period.

7.18.13 The Company has not within the period of six years ending on the date of this Agreement paid or become liable to pay any penalty, fine, surcharge or interest in connection with any Tax.

7.18.14 The amount of Tax chargeable on the Company during any accounting period ending on or within the six years before Completion has not depended on any concessions, agreements or other formal or informal arrangements with any taxing authority.

7.18.15 All applications for clearance or consent by the Company or on its behalf or affecting the Company has been made and obtained on the basis of full and accurate disclosure to the relevant taxing authority of all relevant material facts and considerations; and for any transaction for which clearance or consent was required, such clearance or consent and the relevant transaction was carried into effect only in accordance with the terms of the relevant clearance or consent.

7.18.16 The Company has filed all requests, forms and applications to get a Tax refund, a Tax reduction, credit for Taxes paid or accrued, input tax relief, tax loss carry forwards or any other Tax benefit in a timely manner.

7.18.17 No liability to national insurance contributions or obligation to account for income tax could fall on the Company as a result of a chargeable event (within the meaning of Part 7 Income Tax (Earnings and Pensions) Act 2003) before, at or after Completion in respect of securities and interests in securities made available or securities options granted to an employee or director prior to Completion and no share incentive scheme in which employees or directors of the Company participate has been established by the Company, the Seller or any Seller's Group Affiliate.

7.18.18 The Company is not, nor will it become, liable to pay, or make reimbursement or indemnity in respect of, any Taxes (or amounts
          corresponding   to  any  Taxes)   payable  by  or   chargeable  on  or
          attributable to any other person, whether in consequence of the failure by that person to discharge that Tax within any specified period or otherwise, where such Tax relates to a profit, income or gain, transaction, event, omission or circumstance arising, occurring or deemed to arise or occur (whether wholly or partly) on or prior to Completion.

7.18.19 The Company does not own any asset which, as a result of the sale of the Shares pursuant to this Agreement, will give rise to a charge under section 179 Taxation of Chargeable Gains Act 1992.

7.18.20 The Company has not claimed relief from stamp duty or stamp duty land tax in circumstances where such relief could be withdrawn (whether by reason of the sale of the Shares under this Agreement or otherwise).

7.18.21 The Company has not entered into any group payment arrangements under the provisions of section 36 Finance Act 1998.

7.18.22 The Company has not undertaken, or agreed to undertake, any transaction or made any provision which is otherwise than on fully arm's length terms and there are no circumstances which could cause any taxation authority to make or require to be made any adjustment to the terms on which such transactions are or such provision is treated as taking place. Documentation is available to demonstrate the criteria taken into account in determining arm's length terms for transactions to the extent required by law.

7.19      Bank accounts, delegations of power, etc.

7.19.1 Schedule 24 lists the bank accounts and safety deposits in the name of the Company and sets out the authorised signatories as well as the required conditions, in particular in relation to joint signatories, for the operation of the accounts and access to the safety deposits.

7.19.2 Schedule 25 contains a list of all nominated signatories, delegations of power, proxies and authorisations of whatever nature and form granted by the Company to any person for other purposes than the operation of bank accounts.

7.20      Authorisations and other permits

          The Company has all the Authorisations necessary to exercise its present activities. These Authorisations are in full force and effect and the activities of the Company are carried out in accordance with such authorisations and permits.

7.21      Effect of the transfer of the Sale Shares

          The transfer of the Sale Shares to the Buyer will not affect in an adverse way the legal situation of the Company and will have no effect on the rights and obligations of the Company in respect of any person; in particular, the transfer of the Sale Shares will not give rise to any event of default or termination of any of the contracts to which the Company is a party.

7.22      Material adverse change

          Since the Last Accounting Date:

          (a)  There  has  been  no  distribution  to   shareholders,   nor  any
               depreciation, increase or reduction in capital in the respect of the Company;

          (b) No undertaking or obligation has been entered into which is outside the usual business of the Company or has been entered into in unusual circumstances;

          (c) The activities of the Company have been carried out in the ordinary and normal course of business in such a way as to ensure their continuity;

          (d) The Company has not amended the Accounting Methods and Principles and has not revalued any assets, nor written-off any debt in excess of five thousand pounds ((pound)5,000).

7.23      Representations, Warranties and Schedules true and correct

          The representations and warranties contained herein, as well as the Schedules attached, are true, exact and complete as of the date of this Agreement.

          There is no undisclosed fact, agreement or document which, if it had been disclosed, would be reasonably expected to have caused the Buyer not to enter into this Agreement or to enter into this Agreement on materially different terms.

8.        OTHER OBLIGATIONS OF THE SELLER
          -------------------------------

8.1       Management of the Company up to Completion

8.1.1 The Seller warrants and represents that from the Date of this Agreement until Completion:

          (a) No decision will be taken by the Company which affects or could affect in a material and adverse way the financial assets and liabilities the situation or the profitability of the Company;

          (b) No decision on the declaration or payment of dividends or any other distribution to shareholders, nor any depreciation, increase or reduction in capital will be taken in respect of the Company;

          (c) No undertaking or obligation will be entered into outside the usual business of the Company or subject to unusual conditions;

          (d) The activities of the Company will be managed in the ordinary and normal course of business and in such a way as to ensure its continuity;

          (e) The Company will use its commercially reasonable efforts to preserve its relationship with its customers, suppliers and others having a business relationship with the Company;

          (f) The Company will not modify in any way the Accounting Methods and Principles and will not revalue any assets, nor write-off any debt.

8.1.2 Without limitation to the general character of Clause 8.1.1 above, the following decisions will require the prior written consent of the Buyer but so long as such consent is given, will not constitute a breach of Clause 8.1.1 provided that the Buyer may not unreasonably withhold such consent if the Seller demonstrates that such decision is necessary to ensure the full viability, marketability or competitiveness of the Company:

          (a) A single payment exceeding in total (pound)35,000 (thirty-five thousand pounds), with the exception of reimbursements previously made by the Seller and of which the Buyer is aware and payments in respect of salaried employees, Taxes and rents;

          (b) The granting of, or application by the Company for a loan, credit or monetary facility;

          (c) The granting of, or application by the Company for a guarantee, charge, pledge or other encumbrance and the execution of any letter of intent or letter of comfort;

          (d) The entering into of any agreement with corporate officers or employees of the Company and any increase in remuneration not imposed by law or a contract in force at the date of this Agreement, as well as the granting of any benefit whatsoever;

          (e) The recruitment of all salaried employees having a gross annual remuneration in excess of (pound)21,000 (twenty one thousand pounds), or the negotiation of any agreement whatsoever in relation to collective agreements of employees of the Company;

          (f) Salary increases of employees having a gross annual remuneration in excess of (pound)21,000 (twenty-one thousand pounds);

          (g) The entering into new employment contracts that would have a material impact or materially modify the terms and conditions of the current employment agreements;

          (h)  The launching of new activities or new products;

          (i) The entering into of all contracts in excess of a sum of (pound)35,000 (thirty-five thousand pounds) or with a fixed duration exceeding twelve (12) months;

          (j) The termination by the Company of all contracts in excess of a sum of (pound)21,000 (twenty-one thousand pounds)or with a fixed duration exceeding twelve (12) months;

          (k) All changes in the activity or in the Memorandum or Articles of Association of the Company; and

          (l)  Transfer of any assets of the Company.

8.1.3 From the date of this Agreement until the Date of Completion, the Seller will notify the Buyer (i) of any emergency or material change in the normal conduct of the Company and (ii) of the threat or the initiation of any litigation against the Company, and will keep Buyer fully informed of developments with respect to such events and afford Buyer's representatives full access to all materials in its possession relating thereto.

8.2       Situation at Completion

8.2.1 The Seller warrants that all the representations and warranties contained in Clause 7 and the information set out in the Schedules including the Disclosure Schedule will, be true and complete at Completion as if such representations and warranties had been given and granted as that date.

8.2.2 The Seller may update the Schedules of this Agreement in order to take into account changes arising prior to Completion or matters in relation to which the Buyer has given its consent. The Seller shall notify the Buyer of all changes to the Schedules and wherever reasonably practicable the changes to the Schedules shall be made and notified to the Buyer at least 48 hours prior to Completion.

8.3       Non-competition, non-solicitation and confidentiality undertaking

8.3.1 Except as provided in Clause 8.4.2 or as compelled by law or legal authority, with effect from the Date of this Agreement and for a period of three years from the date of Completion, the Seller undertakes that neither the Seller nor Seller's Group Affiliates for whom the Seller is responsible, shall at any time directly or indirectly by themselves or in conjunction with any other party or venture, unless first authorised by the Buyer in writing, utilize or disclose to any third party any commercial secret, know-how or confidential information belonging to the Company or its activities. Notwithstanding the foregoing, save as compelled by law or legal authority, in no circumstances may such information be utilised or disclosed for a period of 6 months following Completion.

8.3.2 From the Date of this Agreement and for a period of six months from the date of Completion, the Seller undertakes that neither the Seller nor the Sellers' Group Affiliates for whom it is responsible, shall at any time directly or indirectly by themselves or in conjunction with any other party or venture, canvass or solicit orders for the supply of services substantially similar to or otherwise competing with those supplied by the Company as at Completion in the normal course of business from any person who was a customer of the Company as at 28 May 2004 or is a customer at the date of Completion, or induce or seek to induce any such person to cease being a customer of the Company.

8.3.3 From the Date of this Agreement and for a period of two years from the date of Completion, the Seller undertakes that neither the Seller nor the Sellers' Group Affiliates for whom it is responsible, shall at any time directly or indirectly by themselves or in conjunction with any other party or venture, solicit any of the employees of the Company whose names are listed below to leave their present or future functions within the Company or employ directly or indirectly such employees. The employees in respect of whom these provisions apply are:

               o Fiona Burke

               o Denise McNeill

               o Ken Barnes

               o Malcolm Young

               o Carol Moloney

               o Claire Peck

8.4       Undertaking of exclusivity

8.4.1 Except as provided in Clause 8.4.2 the Seller undertakes neither to transfer Sale Shares to a third party, nor to grant any third party any rights over the Sale Shares nor to take any steps nor to engage in any negotiation in relation to acquiring any interest in the capital of the Company, nor take any action, whether directly or indirectly, with the intention of impeding or preventing the Buyer from purchasing the Sale Shares, until Completion, or until termination of this Agreement.

8.4.2     It is understood that the Seller shall not be precluded from advancing
          discussions  with  prospective   alternative  buyers  of  the  Company
          provided however that the Seller shall:

          (i)  enter  into  all  necessary  and   appropriate   legally  binding
               confidentiality undertakings with all such other prospective alternative buyers;

          (ii) fully coordinate all discussions with, and hold such discussions only with, the Monitoring Trustee approval. Any action or disclosure of information shall be limited to what the the Monitoring Trustee deems permissible, with a view to:

               (a) ensuring that no information is provided that is commercially sensitive or that could endanger the viability and stability of the Business; and

               (b) preserving the current and future competitiveness of the Business;

          (iii) inform all alternative buyers of the fact that the Seller has entered into a legally binding and confidential agreement for the sale of the Shares to the Buyer, subject only to EU
                Commission approval. Accordingly, all prospective alternative buyers shall be made specifically aware that their engagement in the sale process is only as an alternative in the event that the Transactions with the Buyer fail to close;

          (iv) be precluded from providing prospective alternative buyers access to management and employees of the Company and Company site visits;

          (v)   not develop  or  discuss  any  potential   transaction  with  an
                alternative buyer beyond a stage that could reasonably be characterised as preliminary drafting based on the first draft Sale and Purchase Agreement provided initially to the Buyer. For the avoidance of doubt, no final documents shall be agreed or exchanged, regardless of whether or not they are legally binding.

          (vi) together with the Buyer, use their respective best endeavours to coordinate and promptly take any action that is deemed reasonably necessary or advisable by the parties to facilitate the EU Commission approval of the Seller's submission and request for approval of this Transaction; and

          (vii) refer prospective alternative buyers only to Graham Foster and S0ren Lundsberg-Nielsen both of G4S plc, who shall be the only authorised individuals to deal with any prospective alternative buyers.

8.5       Transitional period and services

8.5.1 The Company shall be authorised, subject to its entering into a trade mark licence in the form set out in Schedule 26, during a maximum period of six months from the date of Completion, to continue to use all patents, trademarks, service marks, trade names, logos, company names, designs and models, know-how, copyrights and industrial property rights which are currently registered in the name of the Company or used by the Company, including the stationery and uniforms, but only in the same manner and for the same purposes as they were used prior to the date of Completion

          For the avoidance of doubt, no other rights whatsoever are granted to the Company or the Buyer in respect of the names "Securicor", "Group 4" "Group 4 Falck" or "Falck" or any associated trademarks.

8.5.2 The Seller has committed to provide the Company with necessary and adequate transitional services for up to 6 months post Completion as reasonably requested by the Buyer and reasonably sufficient to enable the Company to be fully functional in relation to its business as conducted prior to Completion. The Buyer will use its best efforts to make the transition as short as possible and cease the use of the services as soon as possible within the 6 month period. The outline of the main services currently being provided to the Company is specified in Document 18 referred to in Schedule 2, Part (b). Prior to Completion the parties will use their best efforts to develop and agree a comprehensive Transitional Services Agreement ("TSA")
          specifying the services to a degree necessary for the practical implementation of the services. The transitional services shall be provided by the Seller at no cost to the Buyer or the Company.

          8.5.2.1 The Seller shall provide the following transitional services to the Company:

          (a) Collect, compile, analyse and present the monthly management accounts consistent with past practice, subject to the information being provided by the Company in a timely manner meeting the same reporting deadlines as prior to divestment.

          (b) Continue to provide management information consistent with past practice and provide the same availability as prior to the divestment.

          (c)  Making   available   appropriate   and   agreed  procurement  and
               purchasing systems and information and provide necessary and relevant supervision of actual procurement.

          (d)  Making  available  appropriate  and agreed  invoicing  and credit
               control  systems  and  information  and  provide   necessary  and
               relevant supervision of actual invoicing and credit control.

          (e) Making available an appropriate and agreed payroll system and providing the necessary and relevant supervision for the actual handling of the payroll.

          (f)  HR  support   comprising  general  advice  and  guidance,  mainly
               provided by phone and e-mail as a back office hot line service.

          (g) Contract management comprising general advice and guidance, mainly provided by phone and e-mail as a back office hot line service.

          (h) Support for supervising and maintaining the IT systems with the aim of preserving the same availability and functionality as pre Completion. Further, necessary support and supervision to facilitate migration of IT systems to be operated on a stand alone basis and/or provide the integration into and connection to the Buyer's IT Systems.

          (i) To the extent that the Company prior to Completion as part of its ordinary operation was utilising services provided by the Seller or a Seller's Group Affiliate, which is not adequately covered as part of sub-clauses (a) to (h) above, then such additional service shall continue to be provided by Seller as a transitional service consistent with past practice.

          (j) All equipment utilised by the Company, as part of its ordinary operation prior to Completion shall be deemed as an asset belonging to the Company, regardless of whether the Company has title or other legal entitlement to use such asset, with the effect that the Seller or a Seller's Group Affiliate cannot claim a right to take possession of such equipment. However, should the Seller intend to take possession of any such asset then the Seller shall give the Buyer reasonable prior notice before taking any such action.

          8.5.2.2 The Seller shall supply such specified transitional service on the following main conditions:

          (a) Seller is providing the services at its own cost and shall not invoice any cost to the Buyer or the Company.

          (b) Seller has the management control over by whom and how such services will be provided.

          (c) Seller shall not undertake any liabilities for the provision of services or liability for the services or lack of same beyond what liabilities a non-related outsourcing provider would normally be expected to accept to undertake.

          (d) If Buyer requests service beyond the 6 month period and Seller agrees to provide such service, Seller reserves to do this on an arms length charging basis.

9.        REPRESENTATIONS AND WARRANTIES OF THE BUYER
          -------------------------------------------

9.1 The Buyer represents and warrants to the Seller that the Buyer is a company which is duly incorporated and registered, that it validly exists under the laws of England and Wales, is not in administration proceedings and is not subject to a voluntary liquidation procedure; the Buyer represents and warrants equally that it is not subject to any proceedings whether or not criminal which restricts the Buyer from purchasing the Sale Shares in accordance with the terms of this Agreement and that its directors and other corporate officers are not subject to any criminal proceedings restricting them from exercising the powers or functions they may exercise on behalf of the Buyer. The Buyer represents and warrants that the signing of this Agreement has been duly authorised by its corporate bodies and that this Agreement constitutes for it an agreement which is binding in accordance with its terms.

9.2 In order to ensure full and complete information, the Seller has delivered to the Buyer and its advisors, the documents and information listed in Schedule 27, such documents and information contain legal, financial, accounting and commercial data. It is on the basis of these documents and this information delivered to and reviewed by the Buyer that the Buyer has decided to purchase the Sale Shares in accordance with the terms of this Agreement.

          It has been expressly agreed between the Parties that the representations and warranties of the Buyer in this Agreement will have no effect on the scope of the representations and warranties of the Seller contained in Clause 7 and, save for the warranty given in Clause 9.3, on the effectiveness of the claims procedures contained in this Agreement and in particular in Clause 10. Only the information contained in this Agreement or in its Schedules attached (as it exists of the Date of this Agreement or which is updated in accordance with Clause 8.2.2 may release the Seller from its liability in accordance with Clause 10.

9.3 The Buyer hereby warrants to the Seller that it has no actual knowledge of a breach of or inconsistency with any of the warranties or representations set out in Clause 7, except for matters set out in the Disclosure Schedule and except for the fact that the Company has historically claimed Industrial Buildings Allowances until 2001; notwithstanding the foregoing, to the extent that this fact may be a breach or inconsistency with any of the warranties and representations, the Buyer would have a claim.

9.4 The Buyer acknowledges that it has not been induced to enter into this Agreement by, nor has it relied upon, anything other than the entirety of this Agreement, including but not limited to the representations and warranties set out in Clause 7.

                          SECTION III - INDEMNIFICATION
                          -----------------------------

10.       INDEMNIFICATION
          ---------------

10.1      Principle

10.1.1 The Seller undertakes to indemnify the Buyer, or any other person nominated by the Buyer, against:

          (a) any Loss that the Company or the Buyer may suffer by virtue of a reduction in the value of an item of assets or an increase in the value of an item of liabilities resulting from a liability not being specifically accounted for or insufficient provision being made for it in the Accounts, as long as the cause or origin of this reduction in assets or increase in liabilities arises prior to Completion;

          (b) any Loss that the Company or the Buyer suffer as a result of any breach, inaccuracy or omission in the representations and warranties contained in Clause 7 or of the non-performance by the Seller of any of its obligations under this Agreement, as long as such Loss has not been indemnified in full by the provisions of Clause 10.1.1 (a) above;

          (c) any Loss that the Company suffers in respect of Taxes in relation to a period prior to Completion which has not been accounted or provided for in the Accounts;

          (d) any Loss that the Company suffers in respect of value added tax, whether such Loss arises in respect of matters occurring before or after Completion, where the liability in question relates to supplies made by any company (other than the Company) which is or was a member of the same value added tax group as the Company on or before Completion.

10.1.2 The obligation to indemnify applies as well to all events which occur between the Date of this Agreement and Completion and which have the effect of rendering the representations, warranties and undertakings contained in Section II incorrect or incomplete whether or not the Loss suffered could not be ascertained or was not ascertained until after Completion.

10.1.3 If the Loss to which the provisions of Clause 10.1.1 applies relates to Taxes, the undertaking of the Seller under Clause 10.1.1 to indemnify the Buyer is agreed to be an undertaking to pay to the Buyer an amount equal to the liability to Taxes.


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

10.2      Net Loss

          The Seller is only liable to indemnify the net Loss. In this respect, the total indemnity under this clause will be calculated taking into account the following factors:

          (a) If the event which forms the basis of a request for an indemnity for Loss has given rise to the making of a provision in the Accounts, the amount of the indemnifiable Loss will be reduced by the amount of the provision in the Accounts specifically booked to cover such Loss;

          (b) If the event gives rise to an insurance claim and recovery paid to the Company or to the Buyer, the amount of the Seller's liability shall be reduced by such payment;

          (c) Any tax adjustment which has the sole effect of transferring an expense or an income from one financial year to the next financial year will only be taken into account in respect of interest and late payment penalties on the transfer of such expenditures or income;

          (d) All amounts paid by the Seller or the Buyer, as the case may be, under the terms hereof shall be treated to the extent permitted under applicable tax law as adjustments to the Purchase Price for all Tax purposes, and to the extent not so permitted, the amount of any such payment shall be increased to take into account the Tax, if any, resulting from the receipt of such payment.

10.3      Limitations of Liability

10.3.1 The Seller shall not be liable to the Buyer pursuant to Clause 10.1 or for a breach of the warranties or representations set out in Clause 7:

          10.3.1.1 to the extent that the claim relates to any matters disclosed in the Disclosure Schedule.

          10.3.1.2 to the extent that a claim arises:-

          (a) wholly or partly from an act or omission occurring at the request of or with the written consent of the Buyer or (on or after the date of Completion) the Company;

          (b) wholly or partly from an act or omission since the last Accounts Date compelled by law;

          (c) wholly or partly as a result of any increase in rates of taxation since the Last Accounting Date;

          (d) wholly or partly as a result of the passing after Completion of an enactment or other government regulation with retrospective effect.

          10.3.1.3 to the extent that the subject of the claim:

          (a) has been or is made good or is otherwise compensated for without cost to the Buyer or the Company; or

          (b) is or but for this Agreement would be recoverable by the Company by insurance in place at Completion, or would have been so recoverable but for any change in the terms of insurance since the date of Completion.

10.4 Where the Buyer and/or the Company are at any time entitled to recover from some other person any sum in respect of any matter giving rise to a claim under Clause 10.1 or under any of the other provisions of this Agreement the Buyer shall and shall procure that the Company shall undertake all reasonable steps to enforce such a recovery prior to taking any action (other than notifying the Seller of the claim) against the Seller and in the event that the Buyer or the Company shall recover any amount from such other person the amount of the claim against the Seller shall be reduced by the amount recovered PROVIDED THAT

          (i) the costs and expenses of such action are paid for by the Seller; and

          (ii) time for bringing a claim against the Seller  pursuant to Clauses
               12.1 or 12.2 is extended to a period of three months following cessation of such third party claim.

10.5 If the Seller pays at any time to the Buyer or to the Company any amount pursuant to a claim pursuant to Clause 10.1 and the Buyer or the Company subsequently becomes entitled to recover from some other person any sum in respect of any matter giving rise to such claim the Buyer shall procure that the Company shall take all necessary steps to enforce such a recovery and shall forthwith repay to the Seller so much of the amount paid by them to the Buyer or the Company as does not exceed the sum recovered from such other person less all costs, charges and expenses incurred by the Buyer or the Company in recovering that sum from such other person.

10.6 The Buyer shall be liable to the Seller in respect of any Loss that the Seller suffers as a result of any breach, inaccuracy or omission in the representations and warranties contained in Clause 9 or of the non-performance by the Buyer of any of its obligations under this Agreement.

10.7      The Buyer accepts that it has a general duty to mitigate its Loss.

11.       FLOOR THRESHOLD AND CEILING
          ---------------------------

11.1      Floor

          The Seller will only be liable to the Buyer under Clause 9 or Clause 10 if an individual Loss giving rise to a claim under this Agreement exceeds the sum of (pound)7,000 (seven thousand pounds).

11.2      Ceiling

          The total amount for which the Seller may be liable under this Agreement shall not exceed an amount which is equal to 100% of the Purchase Price.

11.3      Exception

          The floor and ceiling in this Clause 11 will not apply :

          (a) in the case of fraudulent or intentional conduct of the Seller in the context of the operations set out in this Agreement;

          (b) to claims arising from a violation of Clause 7.17 (Tax) of this Agreement;

          (c) to claims arising from a violation of Clause 7.13 (Environment) of this Agreement, where the ceiling for such claim shall not exceed an amount equal to 50% of the Purchase Price;

          (d) to claims arising from any customers of the Company alleging a loss or shortfall in the Customer Accounts.

          (e) in the case of the warranty provided in Clause 7.5.1 where this refers to the Accounts as at 31 December 2004.

12.       DURATION OF INDEMNIFICATION
          ---------------------------

12.1 Requests for Indemnification pursuant to this Agreement in respect to Taxes must be received before the expiration of a period of seven years (save where the relevant limitation period applicable to Taxes is longer than seven years or increased beyond seven years with retrospective effect, in which case such increased period shall be applicable) plus three (3) months, from the date of Completion.

12.2 Save as otherwise specifically provided any other requests for indemnification pursuant to this Agreement must be received before the expiration of a period of eighteen (18) months from the Date of Completion. Claims under Clause 8.3 of this Agreement are not subject to this limitation on the period during which such claims may be brought.

12.3 The Buyer shall not lose its right to indemnification at the expiration of the limitation periods referred to above as long as the requests pursuant to this Agreement (or the events which may give rise to a claim) are notified before the expiration of such periods PROVIDED THAT the liability of the Seller for any claim shall absolutely cease (unless the amount payable in respect of a claim has been agreed by the Seller within 6 months of the date of written notice given pursuant to Clause 12.1 or Clause 12.2 (as the case may be)) if legal proceedings have not been instituted in respect of such claim within 6 months of the date of written notice given pursuant to Clause 12.1 or Clause 12.2 (as the case may be)(or such later date as the Buyer and Seller may agree).

13.       PENSIONS INDEMNITY
          ------------------

13.1 The Seller shall continue to bear full responsibility for the provision of all benefits whatsoever (whether through a group pension scheme or schemes or otherwise) on retirement or death for all employees of the Company in respect of the period to Completion. The Seller shall indemnify the Buyer in full against any costs or expenses incurred by the Buyer or the Company on or from Completion arising from any obligation of the Company, including any failure by the Company to comply with any such obligation, in respect of any arrangement (including any oral promise or any obligation which has developed from custom and practice) for the provision of all benefits on retirement or death in respect of the period to Completion. If the Buyer requests the Seller to provide it with any information which it requires with a view to establishing pension arrangements for the employees of the Company following Completion, the Seller shall, as soon as practicable after such request, provide the Buyer with such of the information requested which it is reasonable for the Buyer to request and which it is practicable for the Seller to provide.

13.2 For a period of 6 months following the date of Completion, no notices, invitations and announcements relating to the pension arrangements made available to, or to be made available to, the employees of the Company will be issued by the Buyer or the Seller without the prior written agreement of the other party (such agreement not to be unreasonably withheld or delayed).

13.3 For the avoidance of doubt the indemnity provided for under this Clause 13 shall not be subject to any disclosures, qualifications or limitations (as to time or amount) which are set out in any other provision of this Agreement and in particular in Clauses 10, 11 and 12.

14.       NOTIFICATION PROCEDURE AND PAYMENT OF THE INDEMNITY
          ---------------------------------------------------

14.1      Principle

14.1.1 Any event capable of giving rise to an obligation to indemnify must be notified in writing by the Buyer to the Seller forthwith upon the Buyer becoming aware of the same, specifying full details of the reasons for which the Buyer requests indemnification from the Seller as well as the sum of the indemnifiable Loss incurred, if determinable.

14.1.2 Except in the event that written objection is sent by the Seller to the Buyer within two (2) months of the receipt by the Seller of the notification above, and save where a claim is being made against a third party in accordance with Clause 10.4, the indemnification requested shall be considered due and shall give rise to interest accruing after the date of reception by the Seller of the request for indemnity by the Buyer (the interest being payable at the same time as the indemnity). The relevant interest rate shall be 5% per annum.

14.1.3 If on the contrary, the Seller notifies an objection to the Buyer in the time-limits set out above, the dispute shall be settled pursuant to Clause 14.11.

14.2      Third party requests

14.2.1 In the event of any legal or administrative action filed by a third party against the Company as well as of a tax assessment issued against the Company, which would give rise to a request by the Buyer to the Seller, the Buyer or the Company shall give written notice to the Seller as soon as is reasonably practicable following the Company becoming aware of such action. It is expressly understood that any delay by the Buyer or the Company in informing the Seller will only give rise to the payment of damages to the Seller in an amount equal to the loss suffered by the latter, but such limitation of the Buyer's liability shall be applicable only if the Buyer's or the Company's delay in providing notification significantly compromised the Seller's ability to participate in the defence of such action and the Seller was otherwise entitled to participate in the defence under the terms of this Agreement.

14.2.2 In the event the Seller does not notify in writing the Buyer of its intentions in respect of the conduct of the legal action referred to above within 30 (thirty) Working Days of receipt of the notification referred to above, the Seller shall be deemed to have decided not to take part in the defence of the Company against the third party claim.

14.2.3 It is expressly agreed the Buyer shall be authorised to commence any urgent action to defending the Company's interests without consulting the Seller, if the Seller's advice cannot be reasonably obtained considering the nature of the legal action to be conducted and/or the time-limits for response set out by the third party.

14.2.4 In the event of a disagreement on the strategy to be implemented, or if the Seller chooses not to intervene in the defence of the Company, the Company will keep ultimate management of its defence for its own benefit and that of interested parties as is set out above.

14.2.5 Subject to the second sentence of this Clause 14.2.5, the Company shall control any audits, disputes, administrative, judicial or other proceedings related to Taxes imposed upon the Company. In the event an adverse determination would result in the Seller having responsibility for any amount of Taxes, the Seller shall be entitled to participate, through the Buyer or the Company, in that portion of the proceedings relating to the Taxes with respect to which it may incur liability. Neither the Buyer nor the Company shall settle or agree to settle any Tax liability or compromise any claim with respect to Taxes, which settlement or compromise may affect the liability of the Seller for Taxes, without the Seller's consent (which consent shall not be unreasonably withheld or delayed). Any amended Tax return or claim for Tax refund for any period shall be filed, or caused to be filed, only by the Buyer, who shall not be obligated to make (or cause to be made) such filing.

14.2.6 The Seller on the one hand, and the Buyer and the Company on the other, shall cooperate with each other and with each other's agents in connection with Tax matters related to the Company, including making all relevant Tax information and documents in its possession available to the other party and including in connection with any transfer pricing enquiry.

14.3      Beneficiary of indemnification

          The obligation to indemnify shall remain in force in the case of any winding up, absorption, contribution or disposal of all or any assets of the Company.



                           SECTION IV - MISCELLANEOUS
                           --------------------------

15.       MISCELLANEOUS
          -------------

15.1      Substitution - Transfer and Survival of Warranties and Representations

          The provisions of Sections II and III will remain in force even though the Company or its assets concerned are assigned or transferred by a Company or the Buyer after Completion, in particular if the Buyer or a Company as part of the transfer gives to the transferee of a Company (or of its assets) representations, warranties or undertakings.

15.2      Entire Agreement and Assignment

15.2.1 This Agreement represents the entire agreement between the Parties as do the provisions of the recitals and the Schedules attached.

15.2.2    This  Agreement  supersedes   and  replaces  all  letters  of  intent,
          agreements or other arrangements between the Parties entered into prior to the date of this Agreement.

15.2.3 No Party may assign, or grant any Encumbrance or security interest over, any of its rights under this Agreement.

15.3      Further Assurance

          Each of the Parties will do, or procure the doing of, all acts and things and execute, or procure the execution of, all documents as the other party reasonably considers necessary to give full effect to the terms of this Agreement.

15.4      Amendments

          The parties agree that the Agreement shall be amended only in writing such amendment to be signed by the parties or by their duly authorised representatives. Neither Party will be deemed to have waived a right unless expressly specified in accordance with this Agreement.

15.5      Confidentiality

          This Agreement is confidential between the Parties. Consequently, the Parties agree to keep this Agreement confidential (except for the specific disclosure permitted by Clause 8.4.2 (iii)) and more generally not to disclose any information directly or indirectly in relation to this Agreement, unless the disclosure is required by law or by regulations or in order to preserve its rights. Without prejudice to the generality of this clause, the provisions of the Confidentiality Agreement shall remain in force notwithstanding the execution of this Agreement.

15.6      Announcement

15.6.1 Any announcement or press release in respect of this Agreement or to the content of this Agreement will not be issued without prior mutual written consent between the Buyer and the Seller not to be unreasonably withheld.

15.6.2 If the announcement or the press release is required by law or applicable administrative procedure including, without limitation, any regulation of any stock exchange upon which the shares of any party or any of their respective affiliates are traded, the consent from the other party is not required, it being understood that the existence of said requirement shall be notified to the other party within a reasonable time and the content of such announcement or press release shall be discussed by reference to this Article.

15.7      Notices

15.7.1 All notices required in respect to this Agreement or to the related operations shall be either delivered by hand personally with acknowledgement of receipt or sent by registered mail or special mail; the notice may be faxed on the condition that a confirmatory hard copy is sent by registered mail with acknowledgement of receipt or by special mail (at the latest one business day after the fax).

15.7.2 All notices shall be addressed to the parties at the following addresses:

          (a)  To the Buyer          :   Brink's Limited

                                         Arnold House

                                         36/41 Holywell Lane

                                         London

                                         EC2A 3LB


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


               For the attention of  :   General Manager

               Fax n                 :

               With a copy to        :   Brink's, Incorporated

                                         1801 Bayberry Court

                                         P O Box 18100

                                         Richmond, VA 23226-8100

                                         U.S.A.

               For the attention of  :   Chief Financial Officer

               Fax n                 :   001 804 289 9761

               and to                :   Brink's EMEA S.A.S.

                                         15 rue La Fayette

                                         75009 Paris

                                         France

               For the attention of  :   Vice President Finance

               Fax n                 :   00 33 (0) 155 07 99 21


          (b)  To the Seller         :   Group 4 Securicor plc

                                         The Manor

                                         Manor Royal

                                         Crawley

                                         West Sussex RH10 9UN

                                         UK

               For the attention     :   Group General Counsel

               Fax n                     44 1293 554500

15.7.3 The Buyer and the Seller will be authorised to amend at any time their relevant address, addressee or fax number above subject to informing the other party in accordance with this Article.


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


15.8      Costs and Expenses

15.8.1 Any registration fees and stamp duties payable on the execution of this Agreement shall be borne by the Buyer.

15.8.2 Each Party shall bear the fees, costs and commissions of its own legal advisers and agents.

15.9      Language

          The Parties acknowledge that the negotiations have been conducted and the drafts of the Agreement have been written in English.

15.10     Severability

          Should any provisions of this Agreement be declared invalid, illegal or unenforceable, such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of the remaining provisions of this Agreement, which shall remain in full force and effect.

          This Agreement may only be amended by a written instrument executed by all the Parties hereto. Therefore the tolerance also reiterated of any defaults or delayed performance of this Agreement shall not be interpreted as a tacit revocation of the provisions hereto.

15.11     Implementation and survival on Completion

15.11.1 The Parties agree to provide any information and documents required for the performance of this Agreement and to sign this Agreement.

15.11.2 This Agreement (other than obligations that have already been fully performed) remains in force after Completion.

15.12     Applicable law and settlement of disputes and Third Parties

15.12.1 This Agreement shall be governed and construed in accordance with the law of England and Wales.

15.12.2 The Parties hereby submit to the non-exclusive jurisdiction of the English Courts.


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

15.12.3 Except as expressly provided in this Agreement, a person who is not a party to this Agreement shall have no rights under the Contracts (Rights of Third Parties) Act 1999 to rely upon or enforce any term of this Agreement provided that this does not affect any right or remedy of the third party which exists or is available apart from that Act.

15.13     Counterparts

          This Agreement may be executed in any number of counterparts, each of which is an original and which together have the same effect as if each party had signed the same document.


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





This Agreement has been made in London, executed and signed in as many original copies as there are parties, at the date mentioned at the beginning of this Agreement.





/s/ Soren Lundsberg Nielsen                      /s/ B. Dumoulin
-----------------------------------              -------------------------------
Group 4 Securitas Holdings Limited               Brink's Limited

By:  S0ren Lundsberg-Nielsen                     By:  Bernard Dumoulin

Capacity: Authorised under Power of              Capacity: Authorised Signatory
Attorney


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